Exhibit 99

Maytag’s Second Quarter Sales and Earnings on Target

NEWTON, Iowa, July 15 /PRNewswire-FirstCall/—Maytag Corporation (NYSE: MYG-News) today announced its second quarter sales and earnings were down versus a year ago, but in line with management and Wall Street expectations.

Maytag reported second quarter consolidated sales of $1.163 billion and operating income of $51.4 million. Reported net income was $25.2 million, or 32 cents per share. Included in these results were after-tax restructuring charges of $18.8 million, or 24 cents per share, for the closing of the company’s manufacturing plant in Galesburg, Ill., and a salaried work force reduction implemented during the second quarter.

A year ago, second quarter consolidated sales were $1.193 billion and operating income was $121.8 million. Reported net income for the period was $68 million, or 86 cents per share.

“Maytag achieved a respectable performance despite challenging second-quarter market conditions,” said Ralph Hake, Maytag Chairman and CEO. “While major appliance industry unit sales were up about 1 percent in the quarter, the floor care industry was down nearly 9 percent in the April and May timeframe. We worked hard to reduce our costs, and those efforts should continue to pay off in the second half as we benefit from our restructuring savings, steel cost reductions and multiple product launches.”

During the second quarter, floor care products experienced declines in volume and pricing as floor care industry sales continued to slump. As previously discussed in the first quarter, corporate-wide cost increases for steel, pension and retiree medical negatively impacted profitability in the quarter.

In Maytag’s commercial segment, vending products continued to perform well even in an industry where sales are declining.

Hake said Maytag has completed the majority of the corporate-wide restructuring plan that was announced in April, adding that he expects aggressive cost reductions and a host of innovative new product introductions to be on track to support second-half performance.

“We plan to bring new products to market in virtually all of our platforms with improved consumer benefits, costs and quality improvements,” Hake added. “The products—from an oven with the largest capacity on the market to a top-load version of the Neptune washer—are expected to contribute to improved volumes and margins.”

In addition, Hake noted that Maytag should be on track to reduce debt and fund the company’s pension plan consistent with the previously announced goals for the year. “At this point, we’re expecting full-year 2003 reported earnings to be in the range of $1.80 to $1.90 per share, which includes pretax restructuring charges of approximately $60 million, or 50 cents per share, for the Galesburg closing and salaried workforce reduction.”

Second Quarter Segment Results

Maytag’s home appliances segment, which includes major appliances and floor care products, had second quarter 2003 sales of $1.086 billion, down 2.7 percent from $1.116 billion in the second quarter of 2002. Operating income for the segment was $57.3 million, compared with $127.8 million a year earlier. Current year operating income includes $26.7 million Galesburg closing and work force reduction-related charges.

The corporation’s commercial appliances segment, composed of Dixie-Narco vending equipment and Jade Products, had second quarter sales of $76.7 million, basically flat compared to $76.8 million in the second quarter of 2002. The segment reported operating income of $7.7 million, versus $7.6 million in last year’s second quarter.

Quarterly Conference Call

Maytag will host a conference call today, July 15, to discuss its business performance with members of the investment community. The call will be at 8:30 a.m. CT, and those wishing to participate should telephone 888-882-0083 about 10 minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet. It can be accessed in the Corporate News Center on Maytag’s Web site, www.maytagcorp.com, or by going to CCBN’s investor center at www.companyboardroom.com. Replays of the call will be available on both Web sites. A summary of the key messages from the quarterly conference call can also be accessed in the Corporate News Center on Maytag’s Web site.

Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation’s principal brands include Maytag, Amana, Jenn-Air, Hoover and Dixie-Narco.

Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended December 31, 2002, and each quarter’s 10-Q.

SECOND QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)

NET SALES (in thousands)

	2003	2002	% Change
Home appliances	$1,086,169	$1,116,169	(2.7)
Commercial appliances	76,724	76,786	(0.1)

Consolidated	$1,162,893	$1,192,955	(2.5)

OPERATING INCOME (LOSS) (in thousands)

	2003	2002	% Change
Home appliances	$57,286	$127,835	(55.2)
Commercial appliances	7,676	7,558	1.6
General corporate	(13,554)	(13,611)	(0.4)

Reported	$51,408	$121,782	(57.8)

Included in operating income (loss)
Restructuring charge-Home appliances	$26,657	$—
Restructuring charge-Commercial appliances	132
Restructuring charge-General corporate	1,139	$—

	$27,928	$—

NET INCOME (in thousands)

	2003	2002	% Change
Reported	$25,234	$67,988	(62.9)

Included in net income
Restructuring charge (net of tax)	$18,805	$—
Loss from discontinued operations	286	341

Total	$19,091	$341

BASIC EARNINGS PER SHARE

	2003	2002	% Change
Reported	$0.32	$0.87	(63.1)

Included in basic earnings per share
Restructuring charge (net of tax)	$0.24	$—

Basic weighted-average shares
outstanding (thousands)	78,467	77,781

DILUTED EARNINGS PER SHARE

	2003	2002	% Change
Reported	$0.32	$0.86	(62.7)

Included in diluted earnings per share
Restructuring charge (net of tax)	$0.24	$—

Diluted weighted-average shares
outstanding (thousands)	78,622	79,152

FIRST HALF SALES AND EARNINGS COMPARISON (UNAUDITED)

NET SALES (in thousands)

	2003	2002	% Change
Home appliances	$2,160,003	$2,235,405	(3.4)
Commercial appliances	138,896	135,193	2.7

Consolidated	$2,298,899	$2,370,598	(3.0)

OPERATING INCOME (LOSS) (in thousands)

	2003	2002	% Change
Home appliances	$135,051	$246,794	(45.3)
Commercial appliances	9,774	8,902	9.8
General corporate	(25,227)	(26,675)	(5.4)

Reported	$119,598	$229,021	(47.8)

Included in operating income (loss)
Restructuring charge-Home appliances	$36,044	$—
Restructuring charge-Commercial appliances	132
Restructuring charge-General corporate	1,139

	$37,315	$—

NET INCOME (in thousands)

	2003	2002	% Change
Reported	$59,714	$124,752	(52.1)

Included in net income
Restructuring charge (net of tax)	$25,001	$—
Loss from discontinued operations	404	1,658

Total	$25,405	$1,658

BASIC EARNINGS PER SHARE

	2003	2002	% Change
Reported	$0.76	$1.61	(52.7)

Included in basic earnings per share
Restructuring charge (net of tax)	$0.32	$—
Discontinued operations	0.01	0.02

Total	$0.32	$0.02

Basic weighted-average shares
outstanding (thousands)	78,416	77,392

DILUTED EARNINGS PER SHARE

	2003	2002	% Change
Reported	$0.76	$1.59	(52.2)

Included in diluted earnings per share
Restructuring charge (net of tax)	$0.32	$—
Discontinued operations	0.01	0.02

Total	$0.32	$0.02

Diluted weighted-average shares
outstanding (thousands)	78,597	78,546

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands, except per share data)

	Second Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net sales	$1,162,893	$1,192,955	$2,298,899	$2,370,598
Cost of sales	948,880	925,151	1,884,766	1,843,364

Gross profit	214,013	267,804	414,133	527,234
Selling, general and administrative expenses	134,677	146,022	257,220	298,213
Restructuring charges	27,928	—	37,315	—

Operating income	51,408	121,782	119,598	229,021
Interest expense	(14,279)	(15,678)	(28,058)	(33,085)
Other—net	177	253	(1,813)	1,249

Income from continuing operations before income taxes and minority interest	37,306	106,357	89,727	197,185
Income taxes	11,786	36,162	29,609	67,043

Income from continuing operations before minority interest	25,520	70,195	60,118	130,142
Minority interest	—	(1,866)	—	(3,732)

Income from continuing operations	25,520	68,329	60,118	126,410
Loss from discontinued operations, net of tax	(286)	(341)	(404)	(1,658)

Net income	$25,234	$67,988	$59,714	$124,752

Basic earnings (loss) per common share:
Income from continuing operations	$0.33	$0.88	$0.77	$1.63
Discontinued operations	—	—	(0.01)	(0.02)
Net income	$0.32	$0.87	$0.76	$1.61
Basic weighted-average shares outstanding	78,467	77,781	78,416	77,392
Diluted earnings (loss) per common share:
Income from continuing operations	$0.32	$0.86	$0.76	$1.61
Discontinued operations	—	—	(0.01)	(0.02)
Net income	$0.32	$0.86	$0.76	$1.59
Diluted weighted-average shares outstanding	78,622	79,152	78,597	78,546

MAYTAG CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30 2003	December 31 2002	June 30 2002
	(Unaudited)		(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$5,581	$8,106	$7,029
Accounts receivable—net	665,123	586,447	633,760
Inventories	521,977	468,433	543,013
Deferred income taxes	69,307	66,911	64,648
Other current assets	48,819	116,803	27,907
Discontinued current assets	76,177	76,899	83,817

Total current assets	1,386,984	1,323,599	1,360,174
Noncurrent assets	629,413	653,337	652,078
Discontinued noncurrent assets	61,907	61,205	60,604

Total noncurrent assets	691,320	714,542	712,682
Property, plant and equipment	1,056,845	1,066,108	1,049,402

Total assets	$3,135,149	$3,104,249	$3,122,258

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$691,729	$687,439	$698,502
Notes payable andcurrent portion of long-term debt	209,785	373,871	432,051
Discontinued current liabilities	101,939	102,430	108,729

Total current liabilities	1,003,453	1,163,740	1,239,282
Long-term debt, less current portion	908,957	738,767	747,812
Postretirement benefit liability	530,545	517,510	505,674
Accrued pension cost	458,765	488,751	304,284
Other noncurrent liabilities	122,531	131,525	145,818
Minority interest	—	—	—
Total discontinued noncurrent liabilities and minority interest	21,817	21,817	21,817
Shareowners' equity	89,081	42,139	157,571

Total liabilities and shareowners' equity	$3,135,149	$3,104,249	$3,122,258

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Six Months Ended June 30
	2003	2002
Operating activities
Net income	$59,714	$124,752
Net loss from discontinued operations	403	1,658
Depreciation and amortization	81,006	79,694
Change in working capital	(150,432)	(92,826)
Pension and postretirement	(22,355)	(40,115)
Other—net	132,384	69,895

Net cash provided by continuing operating activities	100,720	143,058
Investing activities
Capital expenditures	(85,626)	(99,246)

Investing activities-continuing operations	(85,626)	(99,246)
Financing activities
Increase (reduction) in financing obligations	7,239	(35,063)
Dividends (including minority interest)	(28,213)	(33,451)
Stock repurchase	(1,021)	—
Other	(441)	(78,572)

Financing activities-continuing operations	(22,436)	(147,086)
Effect of exchange rates	4,817	933

Decrease in cash and cash equivalents	(2,525)	(102,341)
Cash and cash equivalents at beginning of period	8,106	109,370

Cash and cash equivalents at end of period	$5,581	$7,029